SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b), (c) AND (d)
AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2(b)

(Amendment No. 1)*

TANGOE, INC.

(Name of Issuer)

Common Stock, par value $0.0001 per share

(Title of Class of Securities)

87582Y108

(CUSIP Number)

December 31, 2012

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(Continued on following pages)

1	Name of Reporting Persons Sevin Rosen Fund VI L.P. (“SR VI”)

2	Check the Appropriate Box if a Member of a Group (See Instructions)*
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 0

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)* ☐

11	Percent of Class Represented by Amount in Row 9 0%

12	Type of Reporting Person (See Instructions)* PN

1	Name of Reporting Persons Sevin Rosen VI Affiliates Fund L.P. (“SR VI A”)

2	Check the Appropriate Box if a Member of a Group (See Instructions)*
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 0

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)* ☐

11	Percent of Class Represented by Amount in Row 9 0%

12	Type of Reporting Person (See Instructions)* PN

1	Name of Reporting Persons SRB Associates VI L.P. (“SRB VI”)

2	Check the Appropriate Box if a Member of a Group (See Instructions)*
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5

Sole Voting Power
33 shares are directly owned by SRB VI, the general partner of SR VI and SR VI A, and SRB VI may be deemed to have sole power to vote these shares.  Jon W. Bayless (“ Bayless”), Steven L. Domenik (“Domenik”), Steven M. Dow (“Dow”), John V. Jaggers (“Jaggers”) and Charles H. Phipps (“Phipps”), the general partners of SRB VI, may be deemed to have shared power to vote these shares.

	6	Shared Voting Power See response to row 5.

7

Sole Dispositive Power
33 shares are directly owned by SRB VI, the general partner of SR VI and SRVI A, and SRB VI may be deemed to have sole power to dispose of these shares.  Bayless, Domenik, Dow, Jaggers and Phipps, the general partners of SRB VI, may be deemed to have shared power to dispose of these shares.

	8	Shared Dispositive Power See response to row 7.

9	Aggregate Amount Beneficially Owned by Each Reporting Person 33

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)* ☐

11	Percent of Class Represented by Amount in Row 9 .0%

12	Type of Reporting Person (See Instructions)* PN

1	Name of Reporting Persons Sevin Rosen Fund VIII L.P. (“SR VIII”)

2	Check the Appropriate Box if a Member of a Group (See Instructions)*
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 0

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)* ☐

11	Percent of Class Represented by Amount in Row 9 0%

12	Type of Reporting Person (See Instructions)* PN

1	Name of Reporting Persons Sevin Rosen VIII Affiliates Fund L.P. (“SR VIII A”)

2	Check the Appropriate Box if a Member of a Group (See Instructions)*
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 0

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)* ☐

11	Percent of Class Represented by Amount in Row 9 0%

12	Type of Reporting Person (See Instructions)* PN

1	Name of Reporting Persons SRB Associates VIII L.P. (“SRB VIII”)

2	Check the Appropriate Box if a Member of a Group (See Instructions)*
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5

Sole Voting Power
15 shares are directly owned by SRB VIII, the general partner of SR VIII and SR VIII A, and SRB VIII may be deemed to have sole power to vote these shares. Bayless, Domenik, Dow, Jaggers, Phipps, Jackie R.  Kimzey (“Kimzey”), Alan R. Schuele (“Schuele”) and Nicholas G. Sturiale (“Sturiale”), the general partners of SRB VIII, may be deemed to have shared power to vote these shares.

	6	Shared Voting Power See response to row 5.

7

Sole Dispositive Power
15 shares are directly owned by SRB VIII, the general partner of SR VIII and SR VIII A, and SRB VIII may be deemed to have sole power to dispose of these shares. Bayless, Domenik, Dow, Jaggers, Phipps, Kimzey,  Schuele and Sturiale, the general partners of SRB VIII, may be deemed to have shared power to dispose of these shares.

	8	Shared Dispositive Power See response to row 7.

9	Aggregate Amount Beneficially Owned by Each Reporting Person 15

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)* ☐

11	Percent of Class Represented by Amount in Row 9 .0%

12	Type of Reporting Person (See Instructions)* PN

1	Name of Reporting Persons Jon W. Bayless (“Bayless”)

2	Check the Appropriate Box if a Member of a Group (See Instructions)*
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization U.S. Citizen

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 21,104 shares

6

Shared Voting Power
48 shares of which 33 shares are directly owned by SRB VI and 15 shares are directly owned by SRB VIII.  Bayless is a general partner of SRB VI and SRB VIII, and may be deemed to have shared power to vote these shares.

	7	Sole Dispositive Power 21,104 shares

8

Shared Dispositive Power
48 shares of which 33 shares are directly owned by SRB VI and 15 shares are directly owned by SRB VIII.  Bayless is a general partner of SRB VI and SRB VIII, and may be deemed to have shared power to dispose of these shares.

9	Aggregate Amount Beneficially Owned by Each Reporting Person 21,152

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)* ☐

11	Percent of Class Represented by Amount in Row 9 .0%

12	Type of Reporting Person (See Instructions)* IN

1	Name of Reporting Persons Stephen L. Domenik (“Domenik”)

2	Check the Appropriate Box if a Member of a Group (See Instructions)*
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization U.S. Citizen

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0 shares

6

Shared Voting Power
48 shares of which 33 shares are directly owned by SRB VI and 15 shares are directly owned by SRB VIII.  Domenik is a general partner of SRB VI and SRB VIII, and may be deemed to have shared power to vote these shares.

	7	Sole Dispositive Power 0 shares

8

Shared Dispositive Power
48 shares of which 33 shares are directly owned by SRB VI and 15 shares are directly owned by SRB VIII.  Domenik is a general partner of SRB VI and SRB VIII, and may be deemed to have shared power to dispose of these shares.

9	Aggregate Amount Beneficially Owned by Each Reporting Person 48

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)* ☐

11	Percent of Class Represented by Amount in Row 9 .0%

12	Type of Reporting Person (See Instructions)* IN

1	Name of Reporting Persons Stephen M. Dow (“Dow”)

2	Check the Appropriate Box if a Member of a Group (See Instructions)*
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization U.S. Citizen

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 65,105 shares

6

Shared Voting Power
48 shares of which 33 shares are directly owned by SRB VI and 15 shares are directly owned by SRB VIII.  Dow is a general partner of SRB VI and SRB VIII, and may be deemed to have shared power to vote these shares.

	7	Sole Dispositive Power 65,105 shares

8

Shared Dispositive Power
48 shares of which 33 shares are directly owned by SRB VI and 15 shares are directly owned by SRB VIII.  Dow is a general partner of SRB VI and SRB VIII, and may be deemed to have shared power to dispose of these shares.

9	Aggregate Amount Beneficially Owned by Each Reporting Person 65,153

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)* ☐

11	Percent of Class Represented by Amount in Row 9 .2%

12	Type of Reporting Person (See Instructions)* IN

1	Name of Reporting Persons John V. Jaggers (“Jaggers”)

2	Check the Appropriate Box if a Member of a Group (See Instructions)*
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization U.S. Citizen

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 43,242 shares

6

Shared Voting Power
48 shares of which 33 shares are directly owned by SRB VI and 15 shares are directly owned by SRB VIII.  Jaggers is a general partner of SRB VI and SRB VIII, and may be deemed to have shared power to vote these shares.

	7	Sole Dispositive Power 0 shares

8

Shared Dispositive Power
48 shares of which 33 shares are directly owned by SRB VI and 15 shares are directly owned by SRB VIII.  Jaggers is a general partner of SRB VI and SRB VIII, and may be deemed to have shared power to dispose of these shares.

9	Aggregate Amount Beneficially Owned by Each Reporting Person 43,290

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)* ☐

11	Percent of Class Represented by Amount in Row 9 .1%

12	Type of Reporting Person (See Instructions)* IN

1	Name of Reporting Persons Charles H. Phipps (“Phipps”)

2	Check the Appropriate Box if a Member of a Group (See Instructions)*
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization U.S. Citizen

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 55,852 shares

6

Shared Voting Power
48 shares of which 33 shares are directly owned by SRB VI and 15 shares are directly owned by SRB VIII.  Phipps is a general partner of SRB VI and SRB VIII, and may be deemed to have shared power to vote these shares.

	7	Sole Dispositive Power 55,852 shares

8

Shared Dispositive Power
48 shares of which 33 shares are directly owned by SRB VI and 15 shares are directly owned by SRB VIII.  Phipps is a general partner of SRB VI and SRB VIII, and may be deemed to have shared power to dispose of these shares.

9	Aggregate Amount Beneficially Owned by Each Reporting Person 55,900

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)* ☐

11	Percent of Class Represented by Amount in Row 9 .1%

12	Type of Reporting Person (See Instructions)* IN

1	Name of Reporting Persons Jackie R. Kimzey (“Kimzey”)

2	Check the Appropriate Box if a Member of a Group (See Instructions)*
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization U.S. Citizen

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 20,720 shares, of which 2,265 are directly owned by Kimzey and 18,455 are issuable upon exercise of outstanding options within 60 days of December 31, 2012

	6	Shared Voting Power 15 shares directly owned by SRB VIII. Kimzey is a general partner of SRB SRB VIII, and may be deemed to have shared power to vote these shares.

	7	Sole Dispositive Power 20,720 shares, of which 2,265 are directly owned by Kimzey and 18,455 are issuable upon exercise of outstanding options within 60 days of December 31, 2012

	8	Shared Dispositive Power 15 shares directly owned by SRB VIII. Kimzey is a general partner of SRB VIII, and may be deemed to have shared power to dispose of these shares.

9	Aggregate Amount Beneficially Owned by Each Reporting Person 20,735

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)* ☐

11	Percent of Class Represented by Amount in Row 9 .0%

12	Type of Reporting Person (See Instructions)* IN

1	Name of Reporting Persons Alan R. Schuele (“Schuele”)

2	Check the Appropriate Box if a Member of a Group (See Instructions)*
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization U.S. Citizen

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0 shares

	6	Shared Voting Power 15 shares directly owned by SRB VIII. Schuele is a general partner of SRB VIII, and may be deemed to have shared power to vote these shares.

	7	Sole Dispositive Power 0 shares

	8	Shared Dispositive Power 15 shares directly owned by SRB VIII. Schuele is a general partner of SRB VIII, and may be deemed to have shared power to dispose of these shares.

9	Aggregate Amount Beneficially Owned by Each Reporting Person 15

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)* ☐

11	Percent of Class Represented by Amount in Row 9 .0%

12	Type of Reporting Person (See Instructions)* IN

1	Name of Reporting Persons Nicholas G. Sturiale (“Sturiale”)

2	Check the Appropriate Box if a Member of a Group (See Instructions)*
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization U.S. Citizen

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 68 shares

	6	Shared Voting Power 15 shares directly owned by SRB VIII. Sturiale is a general partner of SRB VIII, and may be deemed to have shared power to vote these shares.

	7	Sole Dispositive Power 68 shares

	8	Shared Dispositive Power 15 shares directly owned by SRB VIII. Sturiale is a general partner of SRB VIII, and may be deemed to have shared power to dispose of these shares.

9	Aggregate Amount Beneficially Owned by Each Reporting Person 83

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)* ☐

11	Percent of Class Represented by Amount in Row 9 .0%

12	Type of Reporting Person (See Instructions)* IN

Item 1	(a)	Name of Issuer Tangoe, Inc.
Item 1	(b)	Address of Issuer’s Principal Executive Offices 35 Executive Boulevard Orange, Connecticut 06477

Item 2.	(a)

Name of Persons Filing

This Statement is filed by Sevin Rosen Fund VI L.P., a Delaware limited partnership (“SR VI”); Sevin Rosen VI Affiliates Fund L.P., a Delaware limited partnership (“SR VI A”);  SRB Associates VI L.P., a Delaware limited partnership (“SRB VI”); Sevin Rosen Fund VIII L.P., a Delaware limited partnership (“SR VIII”); Sevin Rosen VIII Affiliates Fund L.P., a Delaware limited partnership (“SR VIII A”);  SRB Associates VIII L.P., a Delaware limited partnership (“SRB VIII”); Jon W. Bayless (“Bayless”); Stephen L. Domenik (“Domenik”); Stephen M. Dow (“Dow”); John V. Jaggers (“Jaggers”); Charles H. Phipps (“Phipps”); Jackie R. Kimzey (“Kimzey”);  Alan R. Schuele (“Schuele”) and Nicholas G. Sturiale (“Sturiale”).  The foregoing entities and individuals are collectively referred to as the “Reporting Persons.”

SRB VI may be deemed to have sole power to vote and sole power to dispose of shares of the issuer owned directly by SRB VI.  Bayless, Domenik, Dow, Jaggers and Phipps are general partners of SRB VI and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by SRB VI.

SRB VIII may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by SRB VIII.  Bayless, Domenik, Dow, Jaggers, Phipps, Kimzey, Schuele and Sturiale are general partners of SRB VIII and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by SRB VIII.

	(b)	Address of Principal Business Office or, if none, Residence The address for each of the Reporting Persons is: Sevin Rosen Funds Two Galleria Tower 13455 Noel Road, Suite 1670 Dallas, Texas 75240
	(c)	Citizenship SRVI, SR VI A, SRB VI, SRVIII, SR VIII A and SRB VIII are Delaware limited partnerships. Bayless, Domenik, Dow, Jaggers, Phipps, Kimzey, Schuele and Sturiale are United States citizens.
	(d)	Title of Class of Securities Common Stock, par value $0.0001 per share
	(e)	CUSIP Number 87582Y108

Item 3.	If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:
	(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);
	(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);
	(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);
	(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);
	(e)	☐	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);
	(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F)
	(g)	☐	A parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G);
	(h)	☐	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
	(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
	(j)	☐	A non-U.S. institution in accordance with §240.13d–1(b)(1)(ii)(J);
	(k)	☐	Group, in accordance with §240.13d–1(b)(1)(ii)(K). If filing as a non-U.S. institution in accordance with §240.13d–1(b)(1)(ii)(J), please specify the type of institution:____________________________
NOT APPLICABLE

Item 4.	Ownership

Amount beneficially owned: See Row 9 of cover page for each Reporting Person.
(a) Percent of class: See Row 11 of cover page for each Reporting Person.
(b) Number of shares as to which such person has:
(i) Sole power to vote or to direct the vote: See Row 5 of cover page for each Reporting Person.
(ii) Shared power to vote or to direct the vote: See Row 6 of cover page for each Reporting Person.
(iii) Sole power to dispose or to direct the disposition of: See Row 7 of cover page for each Reporting Person.
(iv) Shared power to dispose or to direct the disposition of: See Row 8 of cover page for each Reporting Person.

Item 5.	Ownership of 5 Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following   ☒.

Item 6.	Ownership of More than 5 Percent on Behalf of Another Person

Under certain circumstances set forth in the limited partnership agreements of SRVI, SR VI A, SRB VI, SR II, SR VIII A and SRB VIII, the general and limited partners, as the case may be, of each of such entities may be deemed the right to receive dividends from, or the proceeds from the sale of shares of the issuer owned by each such entity of which they are a partner.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.
NOT APPLICABLE

Item 8.	Identification and Classification of Members of the Group
NOT APPLICABLE

Item 9.	Notice of Dissolution of Group
NOT APPLICABLE

Item 10.	Certification
NOT APPLICABLE

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 8, 2013

SEVIN ROSEN FUND VI L.P.	/s/ John V. Jaggers
By SRB ASSOCIATES VI L.P.,	Signature
Its General Partner
John V. Jaggers
General Partner

SEVIN ROSEN VI AFFILIATES FUND L.P.	/s/ John V. Jaggers
By SRB ASSOCIATES VI L.P.,	Signature
Its General Partner
John V. Jaggers
General Partner

SRB ASSOCIATES VI L.P.	/s/ John V. Jaggers
Signature

John V. Jaggers
General Partner

SEVIN ROSEN FUND VIII L.P.	/s/ John V. Jaggers
By SRB ASSOCIATES VIII L.P.,	Signature
Its General Partner
John V. Jaggers
General Partner

SEVIN ROSEN VIII AFFILIATES FUND L.P.	/s/ John V. Jaggers
By SRB ASSOCIATES VIII L.P.,	Signature
Its General Partner
John V. Jaggers
General Partner

SRB ASSOCIATES VIII L.P.	/s/ John V. Jaggers
Signature

John V. Jaggers
General Partner

JON W. BAYLESS	/s/ John V. Jaggers
Signature

John V. Jaggers
Attorney-In-Fact

STEPHEN L. DOMENIK	/s/ John V. Jaggers
Signature

John V. Jaggers
Attorney-In-Fact

STEPHEN M. DOW	/s/ John V. Jaggers
Signature

John V. Jaggers
Attorney-In-Fact

JOHN V. JAGGERS	/s/ John V. Jaggers
Signature

CHARLES H. PHIPPS	/s/ John V. Jaggers
Signature

John V. Jaggers
Attorney-In-Fact

JACKIE R. KIMZEY	/s/ John V. Jaggers
Signature

John V. Jaggers
Attorney-In-Fact

ALAN R. SCHUELE	/s/ John V. Jaggers
Signature

John V. Jaggers
Attorney-In-Fact

NICHOLAS G. STURIALE	/s/ John V. Jaggers
Signature

John V. Jaggers
Attorney-In-Fact

EXHIBIT A

Agreement Of Joint Filing

The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Tangoe, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

Dated:   February 8, 2013

SEVIN ROSEN FUND VI L.P.	/s/ John V. Jaggers
By SRB ASSOCIATES VI L.P.,	Signature
Its General Partner
John V. Jaggers
General Partner

SEVIN ROSEN VI AFFILIATES FUND L.P.	/s/ John V. Jaggers
By SRB ASSOCIATES VI L.P.,	Signature
Its General Partner
John V. Jaggers
General Partner

SRB ASSOCIATES VI L.P.	/s/ John V. Jaggers
Signature

John V. Jaggers
General Partner

SEVIN ROSEN FUND VIII L.P.	/s/ John V. Jaggers
By SRB ASSOCIATES VIII L.P.,	Signature
Its General Partner
John V. Jaggers
General Partner

SEVIN ROSEN VIII AFFILIATES FUND L.P.	/s/ John V. Jaggers
By SRB ASSOCIATES VIII L.P.,	Signature
Its General Partner
John V. Jaggers
General Partner

SRB ASSOCIATES VIII L.P.	/s/ John V. Jaggers
Signature

John V. Jaggers
General Partner

JON W. BAYLESS	/s/ John V. Jaggers
Signature

John V. Jaggers
Attorney-In-Fact

STEPHEN L. DOMENIK	/s/ John V. Jaggers
Signature

John V. Jaggers
Attorney-In-Fact

STEPHEN M. DOW	/s/ John V. Jaggers
Signature

John V. Jaggers
Attorney-In-Fact

JOHN V. JAGGERS	/s/ John V. Jaggers
Signature

CHARLES H. PHIPPS	/s/ John V. Jaggers
Signature

John V. Jaggers
Attorney-In-Fact

JACKIE R. KIMZEY	/s/ John V. Jaggers
Signature

John V. Jaggers
Attorney-In-Fact

ALAN R. SCHUELE	/s/ John V. Jaggers
Signature

John V. Jaggers
Attorney-In-Fact

NICHOLAS G. STURIALE	/s/ John V. Jaggers
Signature

John V. Jaggers
Attorney-In-Fact

EXHIBIT B

John V. Jaggers has signed the enclosed documents as Attorney-In-Fact.  Note that copies of the applicable Powers of Attorney are already on file with the appropriate agencies.